Exhibit 99.1

Briggs & Stratton Takes Additional Impairment on Trade Receivable from Bankrupt Murray, Inc.

On December 15, 2004, the Board of Directors of Briggs & Stratton Corporation (the “Company”) approved the Company’s offer in United States Bankruptcy Court to buy certain assets of Murray, Inc. (“Murray”) for $150 million. Under the terms of the offer, the Company would acquire substantially all of the assets of Murray, with the exception of real estate located in the United States. The offer also is for the common stock of Hayter, Ltd., a lawn and garden equipment manufacturer located in the United Kingdom. The transaction is contingent upon negotiation and execution of mutually acceptable purchase agreements, satisfactory completion of due diligence, a bankruptcy auction process, and bankruptcy court and regulatory approvals.

On October 18, 2004, the Company announced that it was establishing a $10 million reserve on a trade receivable from Murray of approximately $40 million because of developments affecting Murray. On November 30, 2004, the Company indicated that its receivable likely was further impaired, but was unable to quantify the amount of the impairment. Based on the current status of our negotiations with Murray and its bankruptcy proceedings, we now believe our receivable is likely fully impaired. Consequently, we will recognize an additional pretax loss of approximately $30 million in the second quarter of fiscal 2005. This will result in an after-tax charge of approximately $19 million or $.37 per share in the second quarter of fiscal 2005.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “approval”, “conditions”, “determine”, “evaluate”, “if”, “negotiate”, “outcome”, “seek”, “subject to”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, our ability to successfully negotiate a purchase agreement; obtain approval of the negotiated agreement from several different constituencies; obtain economically reasonable financing for the transaction; the actions of other suppliers and the customers of the equipment manufacturer; actions by other potential acquirers of the customer; the ability to successfully realize the maximum market value of acquired assets; the effects of weather on the purchasing patterns of consumers; the seasonal nature of the lawn and garden business; changes in laws and regulations, including environmental, pension funding and accounting standards; work stoppages or other consequences of any deterioration in Murray’s employee relations; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.